Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form S-4 registration statement of Capital Gold Corporation to be filed with the United States Securities and Exchange Commission on or about April 1, 2010 (“Registration Statement”) of our report dated December 22, 2008 except for Note 16, which is as at January 5, 2009, with respect to the consolidated balance sheet of Nayarit Gold Inc. as of September 30, 2008 and the consolidated statements of loss, comprehensive loss and deficit, cash flows and changes in shareholders’ equity, for the year then ended, which report appears in the Registration Statement.  We also consent to the reference of our firm under the caption “Experts”.

/s/ McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants
Licensed Public Accountants

Toronto, Ontario, Canada
April 1, 2010